EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES SECOND QUARTER 2014 RESULTS
AND REVISES 2014 EARNINGS GUIDANCE

The Woodlands, Texas (August 8, 2014) - TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced second quarter 2014 results from continuing operations attributable to TETRA stockholders of a net loss of $(0.03) per share compared to a net loss of $(0.04) per share reported in the second quarter of 2013. These second quarter 2014 results include a pretax loss by the Maritech segment of $(10.7) million and pretax charges of $(4.6) million primarily related to transactions and repair expenses for a heavy lift barge that aggregate to a net loss after tax of approximately $(0.13) per share, compared to a pretax loss by the Maritech segment of $(23.7) million and pretax severance related charges of $(2.0) million that aggregated to a net loss after tax of approximately $(0.22) per share in the second quarter of 2013.

In addition, the Company announced that it is lowering its previously disclosed earnings guidance for the 2014 fiscal year to a range of $0.50 to $0.60 per fully diluted share, excluding the impact of the Maritech segment, transaction costs, and unusual items. This reduction in earnings guidance is driven primarily by weaker than normal second quarter results for the Offshore Services segment and a slower than expected recovery for the Company’s Production Testing business. A reconciliation of the revised earnings guidance to revised earnings guidance excluding Maritech, transaction costs, and unusual items is included at the end of this press release.

Highlights of the 2014 second quarter include:

•	continued strength in the Fluids Division, driven primarily by growth in the water management business;

•	sequential improvement in results for the Production Testing segment;

•	closure of several unprofitable operations during the second quarter;

•
aggressive G&A cost reductions company wide, including further reductions made in the Production Testing segment, which in the aggregate are expected to achieve over $15 million in annual run rate savings; and

•	hiring Joseph Elkhoury as Chief Operating Officer.

Following the end of the second quarter, on August 4, 2014, the Company’s Compressco segment successfully completed the acquisition of Compressor Systems, Inc. (CSI). This acquisition is expected to increase cash distributions from Compressco Partners, L.P. to TETRA, including expected payments to the general partner of Compressco Partners, L.P. pursuant to its incentive distribution rights.

Consolidated revenues for the quarter ended June 30, 2014 were $242.5 million versus $221.1 million in the second quarter of 2013. Total gross profit was $35.5 million in the second quarter of 2014 versus $31.0 million in the second quarter of 2013. Net income (loss) was a loss of $(1.6) million in the second quarter of 2014 versus a loss of $(2.5) million in the comparable period of 2013. Net income (loss) attributable to TETRA stockholders was a loss of $(2.5) million in 2014's second quarter versus a loss of $(2.9) million in 2013's second quarter. The foregoing results include the impact of the Maritech segment. As discussed below, management believes that it is helpful to an understanding of the Company's business going forward to present financial results excluding the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Consolidated results per share attributable to TETRA stockholders for the second quarter of 2014 were a net loss of $(0.03) with 78.5 million weighted average common shares outstanding versus a net loss of $(0.04) with 77.9 million weighted average common shares outstanding in the second quarter of 2013. As of June 30, 2014, total debt was $417.1 million and cash was $37.6 million.

Divisional pretax earnings (loss) from continuing operations in the second quarter of 2014 versus the second quarter of 2013 were as follows:

	2Q 2014	2Q 2013
	(In Millions)
Fluids Division	$17.1	$17.8
Production Testing	(0.2)	4.3
Compressco	5.5	3.2
Offshore Services	1.8	9.7
Maritech	(10.7)	(23.7)

Additional financial data comparing the three and six month periods ended June 30, 2014 to the corresponding prior year periods is available in the financial tables set forth below.

Stuart M. Brightman, TETRA's President and Chief Executive Officer, stated, “Pretax earnings for our Fluids Division were down slightly compared to both the first quarter of 2014 and the second quarter of 2013, despite continued growth in our water management business. We have continued to expand our water management business in multiple geographies and we are seeing favorable returns on our investments in this business. Also during the second quarter, certain significant projects in the Gulf of Mexico moved to the second half of this year, primarily due to operational changes for our major customers. Overall, we continue to have confidence in the performance of all of our business areas within the Fluids Division through the remainder of the year.

“Results for our Production Testing segment improved on a sequential basis to nearly break-even results in the second quarter of 2014 compared to a loss of $(2.8) million in the first quarter of this year. This improvement was due primarily to increased revenues in the U.S. resulting from our ongoing focus on expansion of the segment’s customer base, which has resulted in the addition of several new customers. In addition, our continued efforts to optimize costs and deploy assets into higher return geographies positively impacted the second quarter and should continue to benefit the segment’s results going forward. We believe that the first quarter of this year represented a low point for this business and we expect the second half of the year to continue the trend of sequential improvement.

“Revenues for the Compressco segment increased in the second quarter of 2014 compared to the first quarter of 2014 primarily due to continued growth in our U.S. operations, driven by continued strong demand for unconventional service applications. In addition, we saw a modest improvement in activity in Mexico during the second quarter, confirming our assumption of a slow recovery for Compressco in Mexico over the balance of the year. Compressco’s second quarter results include an $855,000 pretax charge associated with the CSI transaction.

“As noted earlier, our Compressco segment closed the acquisition of CSI on August 4, and we are very confident that this transformational acquisition will be a catalyst for earnings and distribution growth for Compressco, beginning in the fourth quarter of 2014. The collective management teams from Compressco, CSI and TETRA are already engaged in optimizing the business to enable us to attain our strategic growth objectives for the partnership going forward.

“For the second quarter of 2014 our Offshore Services segment reported pretax earnings of $1.8 million. These second quarter results were negatively impacted by $2.1 million of charges and reduced revenues associated with a one-time repair on the TETRA Hedron. This was the first major repair required for the Hedron since we acquired it in 2011, and the barge returned to work with a full backlog in June. Even without this charge, the segment’s results were considerably below results for the second quarter of 2013 in what would typically be a strong quarter, seasonally. The other major contributor to this lower than expected performance, in addition to the Hedron repair, was atypical adverse weather in the second quarter that impacted utilization of our major assets.

“During the second quarter, we spent $16.5 million on Maritech’s abandonment and decommissioning liabilities. We were able to complete several of the more challenging wells during the quarter.”

As a result of Maritech's sale of essentially all of its oil and gas properties during 2011 and 2012, the Company believes it will be helpful to provide adjusted financial results that exclude the impact of Maritech. These results are intended to show TETRA's historical results of operations on a basis that is consistent with expected operations going forward. Set forth below in this press release under “Reconciliation of Non-GAAP Financial Measures” is a presentation of TETRA's consolidated free cash flow excluding Maritech, consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, and consolidated income before taxes and discontinued operations excluding Maritech, all of which are non-GAAP financial measures that are reconciled to the nearest GAAP measures.

TETRA will host a conference call to discuss second quarter 2014 results today, August 8, 2014, at 10:30 am ET. Stuart M. Brightman, TETRA's President and Chief Executive Officer, and Elijio V. Serrano, TETRA's Chief Financial Officer, will host the call. The phone number for the call is 877/870-4263. The conference will also be available by live audio webcast and may be accessed through TETRA's website at www.tetratec.com.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, water management, after-frac flow back, production well testing, offshore rig cooling, compression based production enhancement, and selected offshore services, including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2014, anticipated benefits from Compressco Partners following the CSI acquisition, including increases in cash distributions per unit, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the ability of Compressco Partners to successfully integrate the operations of CSI and recognize the anticipated benefits of the acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Financial Data (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In Thousands)
Revenues	$242,489	$221,101	$455,346	$429,660
Gross profit	35,475	31,049	60,325	69,409

General and administrative expense	32,270	34,028	65,690	67,256
Interest expense, net	4,604	4,178	9,315	8,378
Other (income) expense	1,095	(2,762)	(1,503)	(5,041)
Income before taxes and discontinued operations	(2,494)	(4,395)	(13,177)	(1,184)
Provision (benefit) for income taxes	(944)	(1,887)	(5,537)	(776)
Net income (loss)	(1,550)	(2,508)	(7,640)	(408)
Net (income) attributable to noncontrolling interest	(907)	(423)	(1,751)	(1,220)
Net income (loss) attributable to TETRA stockholders	$(2,457)	$(2,931)	$(9,391)	$(1,628)

Basic per share information:
Net income (loss) attributable to TETRA stockholders	$(0.03)	$(0.04)	$(0.12)	$(0.02)
Weighted average shares outstanding	78,525	77,896	78,416	77,784

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$(0.03)	$(0.04)	$(0.12)	$(0.02)
Weighted average shares outstanding	78,525	77,896	78,416	77,784

Depreciation and amortization	$22,007	$20,076	$45,047	$39,747

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In Thousands)
Revenues by segment:
Fluids Division	$116,650	$100,226	$221,795	$194,266
Production Enhancement Division
Production Testing	42,377	47,433	86,015	102,040
Compressco	32,015	27,981	61,779	58,806
Intersegment eliminations	(1,085)	(293)	(1,709)	(573)
Production Enhancement Division total	73,307	75,121	146,085	160,273
Offshore Division
Offshore Services	56,241	64,455	91,571	102,104
Maritech	1,547	1,684	2,923	2,844
Intersegment eliminations	(4,934)	(20,393)	(6,721)	(29,787)
Offshore Division total	52,854	45,746	87,773	75,161
Eliminations and other	(322)	8	(307)	(40)
Total revenues	$242,489	$221,101	$455,346	$429,660

Gross profit (loss) by segment:
Fluids Division	$26,272	$25,875	$50,664	$50,220
Production Enhancement Division
Production Testing	4,221	7,670	6,375	17,890
Compressco	11,086	7,702	21,050	17,179
Intersegment eliminations	2	—	5	—
Production Enhancement Division total	15,309	15,372	27,430	35,069
Offshore Division
Offshore Services	4,779	13,119	(204)	11,597
Maritech	(10,358)	(22,738)	(16,484)	(26,317)
Intersegment eliminations	—	—	—	—
Offshore Division total	(5,579)	(9,619)	(16,688)	(14,720)
Corporate overhead	(527)	(579)	(1,081)	(1,160)
Total gross profit	$35,475	$31,049	$60,325	$69,409

Income (loss) before taxes by segment:
Fluids Division	$17,059	$17,847	$35,536	$34,852
Production Enhancement Division
Production Testing	(249)	4,317	(3,047)	10,615
Compressco	5,477	3,161	10,664	8,386
Intersegment eliminations	3	—	6	—
Production Enhancement Division total	5,231	7,478	7,623	19,001
Offshore Division
Offshore Services	1,833	9,688	(6,139)	4,485
Maritech	(10,698)	(23,743)	(17,237)	(28,651)
Intersegment eliminations	—	—	—	—
Offshore Division total	(8,865)	(14,055)	(23,376)	(24,166)
Corporate overhead	(15,919)	(15,665)	(32,960)	(30,871)
Total income before taxes and discontinued operations	$(2,494)	$(4,395)	$(13,177)	$(1,184)

	June 30, 2014	December 31, 2013
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$37,569	$38,754
Accounts receivable, net	179,888	180,659
Inventories	92,686	100,792
Other current assets	46,193	53,734
PP&E, net	585,285	572,616
Other assets	286,645	259,978
Total assets	$1,228,266	$1,206,533

Current portion of decommissioning liabilities	30,157	$38,700
Other current liabilities	240,718	134,326
Long-term debt	327,052	387,727
Long-term portion of decommissioning liabilities	12,031	12,204
Other long-term liabilities	27,226	36,078
Equity	591,082	597,498
Total liabilities and equity	$1,228,266	$1,206,533

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, free cash flow excluding Maritech and acquisitions, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech, diluted per share information excluding Maritech, and earnings guidance excluding the impact of Maritech and certain charges, all of which are financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.”

As a supplement to financial results prepared in accordance with GAAP, the Company has provided the following tables, which contain results excluding the impact of Maritech. The tables also include reconciliations of free cash flow excluding Maritech and acquisitions, consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, consolidated income before taxes excluding Maritech, net income per diluted share excluding Maritech, and earnings guidance excluding the impact of Maritech and certain charges to the appropriate GAAP financial measures. The Company's management views free cash flow excluding Maritech and acquisitions, consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, consolidated income before taxes excluding Maritech, and net income per diluted share excluding Maritech as appropriate measures to evaluate its results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012. The Company’s management views estimated results excluding Maritech and certain charges as an appropriate measure by which to evaluate results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012.These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for free cash flow, revenues, gross profit, income before taxes, earnings per share or other measures of financial performance presented in accordance with GAAP. Reconciliations of free cash flow excluding Maritech and acquisitions, consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, consolidated income before taxes excluding Maritech, and net income per diluted share excluding Maritech for the three and six month periods ended June 30, 2014 and June 30, 2013, and a reconciliation of revised earnings for the second half of 2014 to revised earnings guidance excluding the impact of Maritech and certain charges for the second half of 2014, are provided below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In Thousands)
Net cash provided by (used in) operating activities	$4,524	$15,313	$40,594	$30,361
Less: net cash used in Maritech decommissioning activities	16,459	45,130	29,766	70,788
Less: capital expenditures	(23,405)	(25,123)	(52,240)	(51,535)
Free cash flow excluding Maritech	$(2,422)	$35,320	$18,120	$49,614

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In Thousands, Except Per Share Amounts)

Consolidated revenues	$242,489	$221,101	$455,346	$429,660
Less: Maritech revenues	(1,547)	(1,684)	(2,923)	(2,844)
Consolidated revenues excluding Maritech	$240,942	$219,417	$452,423	$426,816

Consolidated gross profit	$35,475	$31,049	$60,325	$69,409
Less: Maritech gross loss	10,358	22,738	16,484	26,317
Consolidated gross profit excluding Maritech	$45,833	$53,787	$76,809	$95,726

Consolidated income (loss) before taxes	$(2,494)	$(4,395)	$(13,177)	$(1,184)
Less: Maritech loss before taxes	10,698	23,743	17,237	28,651
Consolidated income before taxes excluding Maritech	$8,204	$19,348	$4,060	$27,467

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$(0.03)	$(0.04)	$(0.12)	$(0.02)
Loss for Maritech	0.09	0.20	0.14	0.24
Net income attributable to TETRA stockholders excluding Maritech	$0.06	$0.16	$0.02	$0.22

	Results Through June 30, 2014	Revised Earnings Guidance, Q3 and Q4 2014	Revised Earnings Guidance, Fiscal Year 2014
Earnings per fully diluted share, as reported	$(0.12)	$ 0.39 - 0.49	$ 0.27 - 0.37
Loss for Maritech	0.14	0.01	0.15
Transaction costs and unusual items	0.04	0.04	0.08
Adjusted per share earnings excluding Maritech, transaction costs and unusual items	$0.06	$ 0.44 - 0.54	$ 0.50 - 0.60

The following reconciliation of net debt is also presented as a supplement to financial results prepared in accordance with GAAP. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compressco Partners, L.P. Management views net debt as a measure of TETRA's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of June 30, 2014 and December 31, 2013 is provided below.

	June 30, 2014	December 31, 2013
	(In Thousands)
Net Debt:
Long-term debt, including current portion, excluding Compressco Partners' debt	$379,201	$357,857
Less: cash, excluding Compressco Partners' cash	(26,729)	(29,277)
Net debt	$352,472	$328,580

These reconciliations are not a substitute for financial information prepared in accordance with GAAP and should be considered within the context of the complete financial results for the given period.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com